Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts”, in the Registration Statement and related Prospectus of MTM Technologies, Inc. filed herewith and to the incorporation by reference therein of our report dated June 7, 2006 with respect to the audited balance sheets of Nexl, Inc., as of November 30, 2005 and December 31, 2004 and the related statements of operations, changes in stockholders' equity and cash flows for the eleven-months ended November 30, 2005 and for the years ended December 31, 2004 and 2003, included in the Annual Report (Form 10-K) of MTM Technologies, Inc. for the year ended March 31, 2006, filed with the Securities and Exchange Commission.

/s/ UHY LLP

UHY LLP
New York, New York
September 5, 2006